EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Dave Staples, CFO	Media Contact:	Karen Aylsworth
	(616) 878-8319		(616) 878-8339

SPARTAN STORES' SHAREHOLDERS APPROVE MERGER
WITH SEAWAY FOOD TOWN

GRAND RAPIDS, Mich., July 18, 2000 -- Spartan Stores, Inc., announced that the company's shareholders at today's annual meeting approved changes to the company's charter that are necessary to complete the previously announced merger with Seaway Food Town, Inc. (Nasdaq: SEWY). Seaway operates 47 Food Town supermarkets and 26 The Pharm deep discount drugstores located in northwestern and central Ohio and southeastern Michigan.

At a special meeting earlier today, Seaway Food Town shareholders also approved the merger. With approval from both companies' shareholders, the closing of the merger is anticipated to occur on or about August 1, upon satisfaction of closing conditions.

James B. Meyer, President and Chief Executive Officer of Spartan Stores, Inc., said, "We are very appreciative of the shareholders' support of the merger. I believe that our shareholders realize the importance of expanding our retail operations in order to better compete in the marketplace. Adding Seaway's 73 supermarkets and drugstores more than doubles our store base to a total of 119 stores and strengthens Spartan Stores' position as a top retailer regionally."

Upon completion of the merger, Seaway shareholders will be required to present their existing Seaway stock certificates to LaSalle Bank N.A., the transfer agent, to convert each share of Seaway common stock into one share of Spartan Stores' new common stock and a cash payment of $5.00. Spartan Stores' shareholders will receive 1.336 shares of Spartan Stores' new common stock for each Class A share of Spartan Stores stock currently owned.

After the merger is completed, Spartan Stores will have approximately 20 million shares of common stock outstanding. Spartan Stores' shareholders will own 66.5 percent and Seaway shareholders will own 33.5 percent of the merged company's shares outstanding.

At the close of the merger, Seaway Food Town's common stock will be delisted from the Nasdaq National Market and Spartan Stores' common stock will publicly trade on the Nasdaq under the SPTN ticker symbol.

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Spartan Stores/Seaway Food Town page 2

Based in Grand Rapids, Mich., Spartan Stores owns and operates 46 supermarkets in Michigan under the Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets and Great Day Markets banners. The company also serves 400 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

FORWARD-LOOKING STATEMENTS
This press release contains expectations and other forward-looking statements about the merger of Spartan Stores, Inc. and Seaway Food Town, Inc. and the business and operations of Spartan Stores that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause such a difference include the possibility that the merger with Seaway Food Town may not be completed and other factors described in the Spartan Stores' Registration Statement on Form S-4, the Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statement.